Fund Issuer Ticker Principal Amount (US$)Amount Purchased (USTrade Date Price UnderwriterUnderwritiCurrencUnderwriting Spread (US$) Equity Income Metlife Inc Conv Pfd MIU.PP $ 1,006,250,000 $ 15,000,000.0004/04/2000 $50.0000
GSCO 3.500% USD $1.75 Value Metlife Inc MET $ 3,310,275,000  $  38,47504/04/2000
$14.2500 LEHM 4.491% USD $0.64 (split order) $  11,364,375.00  GSCO Value Valero
Energy Corporation VLO $ 174,167,500 $  186,400.06/22/2000  $29.1250 LEHM 4.250%
USD $1.240 (split order) $ 2,341,650.00 MSCO Equity Income Valero Energy Corporation VLO.PP $ 172,500,000 $ 7,500,000.006/22/2000 $25.0000 MSCO 3.000%
USD $0.750